Exhibit 18



Level 3 Communications, Inc.
3555 Farnam Street
Omaha, NE  68131

We are providing this letter to Level 3 Communications, Inc. (the
"Company") for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have read management's disclosure for the change in accounting from the intrinsic value based method for measuring stock compensation cost to the fair value based method contained in the Company's Form 10-Q for the quarter ended March 31, 1998. Because the fair value based method is designated as the preferred method by Statement of Financial Accounting Standards
(SFAS)  No.  123,  we  concur that the newly  adopted  accounting principle described above is preferable in the Company's circumstances to the method previously applied.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 27, 1997, nor have we audited the application of the change in accounting principle disclosed in Form 10-Q of the Company for the three months ended March 31, 1998; accordingly, our comments are subject to revision on completion of an audit of the financial statements that include the accounting change.






Coopers & Lybrand L.L.P.


May 15, 1998
Omaha, Nebraska